Casey's General Stores (Q3 FY 2019 Earnings) March 12, 2019

Corporate Speakers:

•	William J. Walljasper, Casey's General Stores, Inc., SVP, CFO

•	Terry W. Handley, Casey's General Stores, Inc., President, CEO, Director

Participants:

•	Karen Fiona Short, Barclays Bank PLC, Analyst

•	Charles Edward Cerankosky, Northcoast Research Partners, LLC, Analyst

•	Bonnie Lee Herzog, Wells Fargo Securities, LLC, Analyst

•	Paul Trussell, Deutsche Bank AG, Analyst

•	Benjamin Shelton Bienvenu, Stephens Inc., Analyst

•	Irene Ora Nattel, RBC Capital Markets, LLC, Analyst

•	Kelly Ann Bania, BMO Capital Markets Equity Research, Analyst

•	Anthony Chester Lebiedzinski, Sidoti & Company, LLC, Analyst

•	Damian Andrew Witkowski, G. Research, LLC, Analyst

•	[Blake]

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Q3 Fiscal 2019 Casey's General Stores Earnings Conference Call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would now like to introduce your host for today's conference, Bill Walljasper, Chief Financial Officer. You may begin.

William J. Walljasper Good morning, and thank you for joining us to discuss Casey's results for the quarter ended January 31. I'm Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin, I'll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements related to our possible or assumed future results of operations, business strategies and growth opportunities and performance improvements at our stores. There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements including our ability to execute on the value creation plan or to realize benefits from that value creation plan as well as other risks, uncertainties and factors which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and available on our Web Site. Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

This morning, Terry will first take a few minutes to summarize the results of the third quarter and then provide an update on the progress with our value creation plan. We will then open for questions about those results. I would now like to turn the call over to Terry to discuss those results.

Terry W. Handley: Thank you, Bill, and good morning, everyone. As most of you have seen in the press release, diluted earnings per share for the first quarter were up over 135% to $1.13 compared to $0.48 a year ago when you exclude the onetime benefit last year due to tax reform and up over 50% year-to-date to $4.83 excluding the onetime benefit from tax reform. The results were primarily driven by effective control of operating expenses and a stronger fuel margin compared to the third quarter last year. We were on schedule with the execution of our value creation plan and are very pleased with the progress, and I will share later in this commentary.

I would now like to summarize our results and some of the details in each of these categories. In the fuel category, our retail fuel team continues to work with the store operations to optimize gross profit dollars. This effort, combined with the favorable fuel margin environment, allowed us to achieve an average fuel margin of $22.01 per gallon for the third quarter and drove a 22.2% increase in gross profit dollars from the fuel category compared to the same period a year ago. Same-store gallons sold in the quarter were down 3.4%. Approximately 1% of the same-store gallon decline was related to our previous strategic decision to reduce the number of 24-hour locations as well as our optimization efforts. In addition, we also experienced softer demand as vehicle models traveled in the Midwest were down. The average retail price of fuel during the quarter was down $0.18 to $2.22 per gallon from the previous year. Despite the decline in same-store gallons, total gallons sold for the quarter were up 2.7% to nearly $555 million, primarily due to a strong contribution from new stores opened in the last 12 months. Same-store gallons sold year-to-date were down 1.4%, with an average margin of $0.208 per gallon, resulting in an increase in fuel gross profit dollars nearly 14% to $364.7 million.

As a result of our continued efforts to optimize gross profit dollars combined with softer demand in our marketing territory, we have lowered our annual same-store gallon estimate. Same-store gallons sold in February have been adversely impacted by inclement weather in a large part of our marketing area and are below the current annual range. The average fuel margin in February is also below our annual current range.

In the grocery and other merchandise category, total sales were up 8.2% to $543.8 million in the third quarter. Same-store sales were up 3.4% during the same period, with an average margin of 31.9%, in line from a year ago in the same period. For the first 9 months, same-store sales were up 3%, with an average margin of 32.2%, up 30 basis points from the same period last year. The margin increase year-to-date was due primarily to a product mix shift toward higher-margin items across the category, across the grocery and other merchandise category as well as promotion optimization. Gross profit dollars for the quarter in the category were up 8.3% to $173.5 million. For the year, gross profit dollars were up 9.2% to $582.6 million. Same-store sales in February are trending at the high-end of our current annual guidance.

In the prepared food and fountain category, total sales were up 6.5% to over $256 million for the third quarter. Same-store sales were up 1.5%. The average margin for the quarter was 62.3%, up 180 basis points from the third quarter of last year, primarily due to strategic price increases, product mix shift and favorable commodity prices.

As a result of the increased sales and margin expansion in the quarter, prepared food gross profit dollars were up over 9.6% to nearly $160 million. Same-store sales in February are trending at the lower end of our current annual guidance.

We are encouraged by the results from continued efforts to control operating expenses. For the quarter, total operating expenses increased 5.7% to $341.5 million. The increase in operating expense is mainly driven by operating 103 more stores this quarter compared to a year ago. Same-store operating expenses excluding credit card fees were down 2.1%. These results were driven by a decrease of 5.7% in same-store labor hours. Excluding the impact from the reduction of 24-hour and pizza delivery locations, same-store hours were down approximately 3%... Year-to-date total operating expenses are up 8.1%. As a result of our progress, we have lowered our annual guidance in this area.

We continue to emphasize opportunities for process improvement to better manage operating expenses. I would now like to turn the call over to Bill to discuss the financial statements.

William J. Walljasper Thanks, Terry. On the income statement, total revenue in the quarter was down slightly to $2 billion, primarily due to a decrease in retail fuel prices, offset by an increase in the number of stores in operation this quarter compared to the same period a year ago. Depreciation in the quarter was up 7.5%, primarily due to capital expenditures for growth over the past 12 months. The effective tax rate for the quarter was 22.7%. The increase in the effective tax rate was due to the adoption of the Tax Reform Act in the prior year. We expect our effective tax rate for fiscal 2019 to be between 23% and 24%.

Our balance sheet continues to be strong. At January 31, cash and cash equivalents were $34.2 million. Long-term debt net of maturities was $1.3 billion. Our trailing 12-month debt-to-EBITDA ratio was 2.5x as the recent new store openings and previously mentioned operational improvements at our existing stores contributed to growth in EBITDA.

At the 9-month mark, we generated $367.9 million in cash flow from operations compared to $296 million during the same period last year. Capital expenditures were $332.2 million compared to $452.6 million a year ago in the same period. Adjusted EBITDA grew nearly 32% in the quarter and is up 14.9% year-to-date. We expect capital expenditures to increase in subsequent quarters as new store construction continues. Our capital expenditure estimate remains at $466 million for fiscal 2019.

I would now like to turn the call back over to Terry to update you on our unit growth and the progress with our value creation plan.

Terry W. Handley: Thank you, Bill. At the beginning of the fiscal year, our store growth target was to build 60 stores and acquire at least 20 additional stores. At the 9-month mark, we had opened 41 new stores, acquired 13 stores and have 17 additional stores under agreement to purchase. We remain well positioned for future growth. Currently, we have 133 stores in our pipeline including 48 under construction. We are on track to achieve our overall unit growth target. However, due to the recent inclement weather, we may have a handful of new store constructions roll over into may.

I would now like to provide an update regarding the fuel -- the value creation plan. As a reminder, the multiyear long-term plan is comprised of several key programs and value drivers including a new fleet card program, retail price optimization, a new suite of digital platforms for our customers as well as continued focus on controlling operating expenses and capital allocation. We are confident these key areas of focus will drive accelerated growth and profitability and deliver increased returns for shareholders.

We have completed several key milestones over the course of the last quarter. I will begin with the new fleet card program. We've launched the new fleet card program in late October. Early results show that we are on target with adding new accounts and cardholders. We currently have approximately 960 accounts, with over 5,700 cards issued. However, the utilization of these cards is ramping up slower than we expected due in part to the timing of the launch toward the end of the calendar year. Our fleet card partner continues to leverage their expertise by utilizing additional marketing campaigns for new members as well as an ongoing buildout of their sales team. In conjunction with this new rollout, we continue to engage universal card providers as part of the overall approach to our fleet card strategy. We remain optimistic about the potential of the fleet card program.

In addition to the fleet card program, we completed the execution of our fuel product optimization plan. We converted 184 more stores to premium during the third quarter, bringing our total new fuel conversion this fiscal year to 328. Year-to-date, we have also converted 592 stores to biodiesel. Diesel, biodiesel and premium fuel all carry a higher margin than other fuel products. We believe these changes will have a positive impact to our overall fuel margin going forward.

Price optimization is another key program in our value creation plan. This will allow us to leverage the sales data generated by our broad network of stores combined with market data to make centralized rules-based pricing decisions at the pump and in the store, which we anticipate will improve gross profit dollars across all categories throughout our network. We have completed the price optimization pilot in the fuel category, utilizing PriceAdvantage and recently began a base rollout of this program to all stores with the completion scheduled by the end of the fiscal year.

Leveraging dunnhumby as our price optimization platform for grocery and prepared foods, we began a test in Q3 to help identify and finalize the categories that would be used for the pilot, which began in February and will continue through the fourth quarter. The broader rollout of price optimization inside the stores is scheduled to occur in Q1 of fiscal '20. However, the timing will depend on the outcome of the pilot. Price optimization represents a fundamental shift in our marketing process for both fuel and in-store purchases, supported by an increased visibility into our pricing and promotion strategy. We are confident of the benefit these programs will bring to the Company.

We continued to progress with our digital engagement program and have reached several key milestones over the last quarter. We have completed the development of our e-commerce platform and are currently in the middle of a systems integration testing. Upon successful completion of the user acceptance testing, we are targeting to launch our new site during the fourth quarter. We continued to develop the new mobile app and loyalty program and are planning to pilot these platforms in Q1 of fiscal '20. Pending the outcome of the pilot, we will expand these platforms to customers in Q2 of fiscal '20. The integration of the new suite of digital platforms for customers, including e-commerce, will create a seamless customer experience both online and in-store that enhances our digital capabilities and facilitates personalized marketing and rewards. This digital platform will allow us to gain a better understanding of our customers and better serve them by providing value and target effective promotions that will drive additional customer visits.

Our capital allocation strategy will continue to prioritize investments for attractive return profiles including our value creation programs as well as disciplined store growth through new store construction and strategic acquisition opportunities.

In closing, we continue to take transformational steps to enhance store performance and deliver long-term profitable growth. We will continue to review and add skill sets to successfully execute on our strategy to drive significant long-term shareholder value.

We will now take your questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

And our first question is from Karen Short from Barclays.

Karen Fiona Short: I just have a couple of questions. A couple of questions on your guidance, I guess, your implied guidance for the fourth quarter. So I realize February was choppy, but you have a very wide range in terms of implied gross profit dollars by category as well as sales in the fourth quarter. So if you could just maybe talk about it a little bit?

Terry W. Handley: Yes. So the decision on the range to make those changes, we felt that we -- some of those ranges we were currently outside of the range. And we felt based on the forecast in the fourth quarter, if we would have a chance to be outside of that range, we felt obligated to adjust that range. We still kept the same spread, as you mentioned there.

Happy to discuss any specific area that you'd like, but that's kind of the thought process of where we have finished.

Karen Fiona Short: Well, I guess specifically, looking at the range that's implied for the gross profit dollars in grocery as well as prepared food, I mean I'm getting $30-plus million, easily, range, low to high end in gross profit. So -- any color you could get there would be great.

William J. Walljasper Sure. Let me start with grocery and general merchandise kind of thinking where we're at currently. So as Terry mentioned, we are currently trending on the upper end of the current guidance on same-store sales. That was, as you mentioned, adversely impacted by February. You might recall that we had some very severe weather here in our market area in the month of February. As we head into the remaining part of the calendar year, we do have some easier comparisons because we are comparing against an April a year ago that had some very severe inclement weather.

With respect to be the margin side of grocery and general merchandise, typically, our third quarter and fourth quarter tend to be the lower-margin quarters for us based on seasonality and so that's part of it -- the most guidance I can give you on that particular category.

With respect to prepared foods, even though we're trending at the low end of that category, again, that was aversely impacted by the weather as well. Keep in mind, we really didn't start making the 24-hour pizza delivery change until roughly March last year. And so I think it's still being adversely impacted by that as well. And again, we are going to be comping again some lower margin -- or excuse me, some lower same-store numbers in the month of April due to the weather pattern a year ago. Obviously, the margin in prepared foods, we are benefiting from several things. We still have the price increases that are benefiting us. We took one, just as a reminder, back in May that we'll cycle against here in a few months. We also took one in doughnuts in the month of July. As you probably know, Karen, we are benefiting from commodity cost. We're not locking on our cheese. We made a conscious decision to us by buy on the spot market and that has benefited us tremendously here in the third quarter, and we believe it will continue to benefit us in the fourth quarter as well. We will still, however, continue to look at opportunities to lock in a portion or -- of our cheese as we move forward. Hopefully that helps.

Karen Fiona Short: Yes. That's helpful. And I guess, in terms of the grocery pricing or the in-store pricing test, can you just give a sense of how many items are in the test in terms of inside the store? And then any color on what that might have done with the sort of comp this quarter?

William J. Walljasper Yes. I don't think that -- I think you're talking about price optimization inside the store.

Karen Fiona Short: Yes.

William J. Walljasper Really price optimization didn't really have any impact in the store currently. The test was a small part of that just kicking of really in the month of February, and so no impact in Q3. There might be some impact here as we head into Q4. It's going to be a small test. However, when we kicked off that price optimization piece and the value creation plan that we'd roughly do about 20% of the products when we first started, and so that's where I would probably kind of get your head around. That's the first initial way will be about 20% and then rolling in over roughly to Q2, Q3 area into more and more items within the store.

Karen Fiona Short: Okay. And then just last question, any preliminary thoughts on how we should think about OpEx growth next year, just given that there are many moving -- so many moving parts?

William J. Walljasper Yes. As you know, trailing in this fiscal '20 planning process with respect to every aspect of our business including the operating expenses, as Terry mentioned, we've made some really great strides in a number of areas. The one we called out was the reduction of store labor hours being down in totality, 5.7%. Now as you mentioned, we're going to cycle over the 24-hour pizza delivery reductions from a year ago, and so really the run rate, if you exclude that roughly about 3% or 3.5%. And that's kind of what we're trending as we move into the fourth quarter. Don't have the information to give you at this point as far as the fiscal '20, but obviously, it's going to be a key area of focus for us as we move into that fiscal year because it is part of that value creation plan.

Operator: Our next question is from Christopher Mandeville from Jefferies.

[Blake]: This is Blake on for Chris. First, on grocery. Can you talk a little bit more about any drivers of the comp strength in the quarter? I think last quarter, you mentioned some categories like packaged beverage and other tobacco, did those continue to do well? And then just generally, any split you can give on traffic versus ticket for in-store during the quarter?

William J. Walljasper Yes. I'll be happy to help you out there, Blake. So first of all, a couple of areas that are moving in the grocery and other merchandise, first of all, the other tobacco category is one that's been very successful. We talked about it in the last quarter. The JUUL product continues to be very popular. Coming into the quarter, we weren't exactly sure how that would go moving forward into the back half of the fiscal year with the FDA regulations, but that continues to be an exceptionally popular product for us. So that is moving to the comp. Also, we made some changes in our liquor and wine areas. They've been doing extremely well. Those particular areas are up significantly for us. Changing the racks out of for liquor, adding different wine selections to the customers to better max their demands, those have been very successful out for a couple of callouts there. As far as the back half of your question there with respect to traffic, really, it's not so much traffic as the ticket. As we look at the same-store customer account, sequentially, this quarter versus other quarters, we're down a little bit this quarter relative to the prior quarters. That's really more of a weather issue. It's been relatively consistent -- when I say consistent, we're tracking down low single digits inside the store when you exclude fuel and commissions purchases. And so we're really pleased to drive that revenue and margin in light of that. So I hope that helps out, Blake.

[Blake]: And then my last question is on the fuel side. Any more data you can share in terms of -- it seems you're making good progress in terms of obviously growing gross profit dollars. Just any more commentary on are you getting closer to finding that right balance in terms of where we're going to expect the fuel comp to go and then versus the cost per gallon?

Terry W. Handley: Yes, Blake. This is Terry. Let me take a shot at that question. In general, as we look at the price optimization format for flow, we're very pleased in our progress. Nathaniel Doddridge and his team are doing an outstanding job, working with our store operations leadership team and our BI team to make sure that we're finding those borders, if you will, in terms of price versus volume in particular markets in order to maximize the gross profit dollar impact from fuel. So as we roll out price optimization here through the remainder of the fourth quarter, we will continue to work on the rules-based options within price optimization. And we feel very confident that we'll continue to fine-tune our efforts there because at the end of the day, what we're really trying to do here is drive gross profit dollars from that category. And we know we have some opportunities in markets where we can increase gallons through a more disciplined pricing strategy, but we also know we can increase margin in other areas as well.

William J. Walljasper Blake, this is Bill. Let me just add a couple of things just to get perspective around fuel. Our same-store gallons were down 3.4% in the quarter. Terry mentioned, obviously, called out the weather piece being roughly about -- 24-hour piece roughly being 100 basis points. But the month of January, you might recall, we did have something called polar vortex in our market area. That did adversely impacted comp not only in fuel but inside the store in the month of January. The other piece with respect to the comps is vehicle miles traveled, at least in our market area, are down significantly to the VMT, I mean when you look from a national basis. When you look at the state -- the core states of Iowa, Missouri and Illinois, they're from 1% to 2% in the month of November, and that's only the data that we have at this point. But so we are having coming up against that, but on a 2-year stack basis, we are up 0.4% in the fuel category, and we think that we're heading in the right direction there.

Operator: Our next question is from Chuck Cerankosky from Northcoast Research.

Charles Edward Cerankosky: Going back to the fuel optimization, Terry, obviously about 1/3 of the drop in gallons is due to reduced dollars. But when you look at sort of the extreme of negative gallons in the $0.22-plus per gallon, is that what you mean by fine-tuning the borders? Should those numbers be closer together, so to speak, maybe positive gallons and a little less profit? Or are we going to see that kind of extreme?

Terry W. Handley: Well, Chuck, I think in terms of price optimization, we need to look at it in totality. If we're looking at fuel margin for the fiscal '20 and beyond, we need to remember there are several elements to our field strategy, other than just price optimization, which would include the product optimization opportunity, the fleet card strategy and so forth that we believe can influence not only marked gallons but margins. But within the price optimization strategy, certainly, we should see a more steady balance in terms of the increased gallons quarter-to-quarter as well as the margin. As you know, historically, you can see some fluctuations in those gallons that you look back and compare to third quarter last year, a 3.8% increase in same-store gallons for the quarter, and the month of January was up 5%. And so what we're looking for is a more balanced approach, if you will, in terms of those gallons as well as the margin. And we're going to look at that on a market-by-market basis. And in doing so, we're going to understand that not every strategy is going to work in every market. And so we will take some time to make sure that we understood what those rules are in each market also knowing that those rules may change, depending on the reaction of competitors, not only to our strategy, both other competitors within the market. So in short, I would certainly hope that at some point in time, we're going to find that balance year here in the near future, but at the end of the day, what we're really driving for is gross profit dollars. And I think we're starting to see the results of that certainly from Q3.

Charles Edward Cerankosky: Along those lines, was there any significant impact from improving the fuel product mix during the quarter, like biodiesel and more premium?

Terry W. Handley: I probably wouldn't see that coming until Q4 and into next fiscal year as we complete this rollout -- or this transition, Chuck. So I'm sure that we'll have a greater detail to talk about that in Q4.

Charles Edward Cerankosky: Okay. And Bill, a question for you. Looking at the last quarter of the year and cash flow, what can you talk about with regard to debt paydown and share repo with what looks like a big piece of the CapEx budget yet to come?

William J. Walljasper Yes. So certainly, a couple of things to think about there, Chuck. We do have a fair amount of new stores to open here in the back half of the year. So there will be some CapEx, through to the fourth quarter that will certainly put a cramp on the cash flow. But generally speaking, Q3 and Q4 are the lowest cash flow quarters for us. Now as I look ahead, we do have a lot of things that we'll be kicking off here towards the back end of this fiscal year and into next fiscal year for cash flow, cash flow. But as we mentioned, into the fiscal year, one of the things that we were focused on is making sure that we have more positive free cash flow for this fiscal year, and certainly, I think we are heading in that direction. So unfortunately, weather can play a factor just like it did a year ago.

Operator: Our next question is from Bonnie Herzog from Wells Fargo.

Bonnie Lee Herzog: I wanted to circle back to something you were just talking about on sort of a follow-on question about your goal to maximize gross profit dollars. It certainly makes a lot of sense that you're trying to strike the right balance between fuel gallons sold and margins. So I wanted to first maybe confirm that, that's still a little bit of work in progress for you, guys, but you expect this to be a better balance going forward. And then second, I would love to hear how you think about that in context, like of trying to get or increase conversion into your stores. I'm asking it because I'm thinking about the prepared food comp growth, which had stayed pretty under pressure.

William J. Walljasper Yes. I'll take that one off there. And certainly, yes, this is a work in progress, Bonnie, the fuel optimization, and we just are kicking off the PriceAdvantage tool here. And so it certainly will be a fluid process, trying to find that right strike of balance. The other thing I would say on that balance that I think would allow us some flexibility as, and we haven't really talked about it in this call to a great degree, is procurement. And so we just recently brought on a Director of Fuel Procurement. And so we are looking at the opportunities to really change the way we have procured fuel historically. We think that -- I think we're optimistic that there is a benefit to be had there as we move into the next fiscal year, and so that's part of the fiscal '20 planning process I described in the previous question. So I think that will help us to maybe strike a little bit of flexibility in that balance. So with respect to inside the store and conversion to your point, obviously, we were very cognizant about this dynamic on same-store gallon movement and that balance in the fuel category relative to any degradation inside the store. As you have seen, obviously, same-store numbers continue to be positive. That's really more driven -- not necessarily traffic at this point, but we have made degradation and our traffic either sequentially. And so as long as we continue to drive that direction, that's the balance we're going to continue to see. With respect to prepared food comps, you alluded to that, Bonnie, certainly, as we look to the digital transformation that Terry talked about that kicks off Q1 and into Q2, I can tell you that we are anticipating a substantial growth in same-store sales acceleration for prepared foods next fiscal year.

Bonnie Lee Herzog: Okay. That actually -- that kind of gets to my next question because, as I said, prepared foods had certainly been pressured. And then I'm thinking about the drivers of that, and one that you've talked about is the price increases, which has certainly been helping, I think, your margins. So I'm just trying to think through how much -- in your opinion, do you think some of the pricing that you've taken in this area has been sticking. I'm wondering how much of a factor that's been on the top line?

William J. Walljasper Yes. So the answer -- I think the overall answer is yes. And I don't think we've seen any elasticity as a result of our price increases. We've been very deliberate in the products we have selected for those price increases, and I think that they are sticking at this point, as you termed it. We will continue to look at opportunities next fiscal year, if we do finish the fiscal '20 planning process to see if there's any opportunities for price increases on any other key products in the store. But I think that acceleration we anticipate in prepared foods next year in comps is really driven more from the new mobile loyalty and the all-digital transformation.

Bonnie Lee Herzog: Okay. And then I did want to ask you guys about your long-term targets. I guess, it's been around a year since you stepped in. So wondering how you're feeling right now about those targets, how confident you are that you're going to still hit them? And I think the one that stands out for me I guess is the one we're talk about right now, which is the prepared food comp target of 10%-plus by FY '21. Just wanted to get some sense from you what you're thinking?

William J. Walljasper Yes. No. No. Great question. So as we head into the next earnings call, you'll hear us talk a little more detail out here we are, post the rollout of the value creation plan and give you kind of where we're at on that. With respect to the guidance that we put out, really it was a pretty limited guidance and it really had to do with the 2 major categories of our business and what I would call 4%, 6% and 10% comps with respect to fuel, grocery and prepared foods. I think the one you're talking about specifically is the 10% on prepared foods. So we'll take a look hard at that because when we put those out about a year ago, not exactly sure where price optimization will take us, whether that was going to be more of a same-store sales play or more of a margin play. And so as we get further down the road, seeing the benefit of price optimization, there may be a pivot to our gross profit dollar communication and talk about in that direction because we may see more margin gain than we anticipated and perhaps less same-store sales gain. And in the day, we're still growing the business in the same direction overall than what we had anticipated.

Operator: Our next question is from Paul Trussell from Deutsche Bank.

Paul Trussell: I wanted to maybe just circle back to some of the comments you made about the fleet card and perhaps you can give just a little bit more detail on how you expect to kind of ramp up that utilization and what your team is focused on accomplishing there over the next few months.

Terry W. Handley: Yes. Paul, this is Terry. With regards to the fleet could, certainly, we have some anticipation and maybe in terms of the gallon impact being a quicker ramp-up, specifically from the fleet program. And it may have been, as we've said in the narrative, that the timing of the year-end might have been challenged certainly as customers are wanting to turn over a new fleet card. Doing so at the end of the calendar year may not have necessarily been the best timing. However, what we are seeing with regards to the fleet card, obviously, as we stated at the narrative, there's a great deal of interest in the number of new accounts that we have and the new cards that are being issued. And also, what we're seeing through the latter part of January and into February is the beginning of the ramping, if you will, of the gallons from those new fleet card customers. So while from a fleet card perspective we may not necessarily hit some targets that we have set by the end of the fiscal year, we certainly see that, that ramping-up will continue, we believe, during fiscal '20. And I would also say that with regards to universal fleet card programs, such as Lex and Voyager, we have seen a great deal of growth from those programs as we work very hard to partner with them directly as well. So I think there's still a great deal of upside here with this program, and we certainly also believe that there will be a benefit to inside sales as that program takes off.

Paul Trussell: And my follow-up is just on the digital journey or digital transformation. When you outlined the original value creation plan, there was a lot of steps in terms of design, deal, pilot, implement, that you all had outlined. Maybe you can just give us a little bit of a broad scope update on where we are, in-store technology standpoint, the commerce platform and how that's being integrated, your ability to utilize customer analytics, the outlook for the mobile app and loyalty program, be great to give an update on that.

Terry W. Handley: Yes. So this is Terry, and I would tell you that the development is compete for our e-commerce, and marketing optimization integration layer. We have development teams that are focused on fixing some of the friction points within that e-commerce platform. And so we have system integration, testing for their e-commerce platform ongoing right now, and we have in anticipation of going live at the e-commerce platform during the month of April. And we'll also finalize our kitchen OMS development as well during the month of April. So with regards to the overall digital platform strategy, we are on -- we are within our time lines, not that we haven't had some frictions points here and there, but that's probably why you do testing, if you will, to ensure the fact that when you go live, you are ready. And as we certainly are not going to go live until we were actually ready. But at this point in time, we are well within the time lines that we originally established. And as we look to the mobile app and the loyalty program in the early part of fiscal '20, when we go live, we feel very confident that, that will be a very seamless transition.

Operator: Our next question is from Ben Bienvenu of Stephens Inc.

Benjamin Shelton Bienvenu: So I wanted to ask with respect to the fuel procurement opportunity. What should be our expectation for the realization of those potential benefits? Are you able to renegotiate or negotiate contracts? And any particular point in time in this next calendar year or what will happen episodically or in tranches over the next year, just to help us understand how we might start to see that evidence itself in the results?

Terry W. Handley: Yes. Ben, this is Terry. I would tell you that our new Director of Fuel Procurement has hit the ground running already through an acquisition that we have here during the month of February and into March fantasies in Omaha. We have a feel agreement with Phillips 66. She was very instrumental as well as other members of the fuel and store operation teams going on there together. But certainly, she understands and recognizes opportunities within our market area and is working very hard to establish some additional relationships and opportunities with current suppliers as well as maybe some others that we necessarily haven't been working with in the past. So we believe that this is going to continue to be a ramp-up for us in fiscal '20 and can be very impactful in terms of not only gallon opportunity, margin opportunity, but we're very confident that this is a great direction for us. And we'll continue to develop our fuel procurement strategy throughout fiscal '20.

Benjamin Shelton Bienvenu: All right. Great. And then shifting gears back to fuel gallons, and not to belabor the point, but I just want to make sure I understand this dynamic, is what's happening -- if I look at this quarter, excluding the noise from the weather, what's happening? Is just you're getting smaller Phillips but you're not seeing traffic meaningfully impact so that's why we're not seeing the in-store comps as materially impacted as the fuel gallon reduction might suggest they should be? Just help us understand -- or are those 2 customers at the in-store or the fuel customer, are they mutually exclusive from one another? What have you learned about that process as you've implemented this price optimization type of initiative?

William J. Walljasper Yes, Ben. This is Bill. And so to answer your question, the gallons per transaction actually is elevating as the retail price has come down. I think it comes back to another comment that we made with respect to customer traffic or transactions during this period of time. Actually, and for a good part of this fiscal year, they have been negative and low double digits, truly, low single digits, in any quarter. So it's really more of a function of that. And as we alluded to, specifically in our core states, vehicle miles traveled, at least so far in the early part of the quarter, are down anywhere from 1% to 2%. So we think that we're going to be impacted by that as well. And so -- and as Terry also mentioned, that again, I'll just remind everybody that we still are being adversely impacted in the comps from the decision that we made back last fourth quarter to reduce the number of 24-hour locations, and that's had an impact. So I still think that we're in good shape there, and right now, we haven't had any degradation inside the store that we believe that's the case. And so the loyalty program that we'll be kicking off here in the next fiscal year will give us tremendous insight on customer dynamics with respect to their behaviors coming to the point, coming to the store and we'll certainly be able to market it and play off of that.

Benjamin Shelton Bienvenu: Okay. Great. And just one quick follow-up on that. On the prepared food category, is that category benefiting materially? I think you mentioned it was benefiting from pricing increases. But is that perhaps the reason why the in-store comps haven't been as impacted as well? Is that, the ticket is increasing as you've implemented pricing increases?

William J. Walljasper Yes. So I think you're exactly right, that's part of it. I mean, certainly customer traffic being down is an impact across all categories of our business, and so that's part of it as well. Obviously, we continue to be promotional because it's a competitive landscape and specifically in the prepared food category. And then also, the 24 hours and pizza delivery are impacting their prepared food category adversely currently. And so when you look at the comps, you can add anywhere from 70 to 100 basis points impact with respect to the 24-hour pizza delivery. But as I mentioned, we certainly anticipate a substantial acceleration in the prepared food category with respect to comps as we head into the rollout of the digital transformation that Terry talked about.

Benjamin Shelton Bienvenu: Okay. Great. And one final question about prepared food, and the margins were up nicely, and you mentioned part of that is tactical pricing increases on certain categories but also lower commodity cost. How are you thinking about that balance of reinvesting lower commodity type prices into lower list prices for pizza in particular. I know that category is competitive. Just help us think about -- particularly since you're focused on gross profit dollar growth, can you talk a little bit about the competitive landscape there and how you're using that lower cost to your advantage?

William J. Walljasper Yes. That's good insight, actually, because this also has to do with the fuel side, too. As we see margin gain from the right there, in this case specifically, due to lower commodity prices, it does give up some flexibility the pricing and promotion to help maybe drive some customer movements. So I know that our market teams are working with that as well. Can't give you any specifics as what they have done with respect to that. But intuitively, when you gain in that regard, I think that's the direction that we have the ability to take. So we'll continue to look for those opportunities.

Operator: Our next question is from Irene Nattel from RBC Capital Markets.

Irene Ora Nattel: Continuing on that win, you talked a little bit about competitive intensity in prepared foods. Can you talk about what's going on in the sort of the general merchandise, more broadly speaking, as well as on the gas side? And just kind of thinking this through, when you're in an environment that's so favorable to gas margins, does everyone kind of just give up a little bit more? Because there's so much more on the table, they can afford to give it up, if you can just talk a little bit about that, please.

William J. Walljasper Yes. So I don't know if I would say that we'd characterize it as quite giving up, but certainly, when there are higher margins, I think there can certainly be different flexibility that a particular competitor will make. I'm not aware that we're marketing would be unusual from a competitive landscape. The prepared food and quick-serve restaurants continues to be competitive. I don't think that's been accelerated in the third quarter relative to prior quarters, but it just continues to be a competitive landscape. And the fuel category is always probably one of the more competitive because of the pricing dynamics of fuel being so public. But I think when you look at opportunities for us going forward with price optimization, I think this is an interesting dynamic because many of the larger competitors will have some formal price optimization. But when you think about our market area where our competitors, about 2/3 of them are operating at 10 stores or less, they will not have the technology for the price optimization like we would have. And so I think we may have an edge up when we go to that direction. Coupled with that, Irene, the loyalty program even though many of our large competitors have a loyalty program, most of the small operators that we compete against on a day in and day out basis do not. So I think that's why we're so optimistic about the rollout of the programs as we head into this next fiscal year.

Irene Ora Nattel: Yes. I mean, certainly that makes a lot of sense. Just thinking through kind of key traffic driving categories, you talked a little bit on the last call about e-cigarettes and on this one if you can just update us on what's happening there in terms of penetration? But it also looks like core tobacco was kind of strong in calendar Q4 in January. Did you experience that? And what do you think is behind that?

William J. Walljasper Yes. So tobacco trends, I mean, we still use -- metrics that's roughly about 75% of our cigarette sales are still in the pack that really hasn't changed much. One of the dynamics that I would say is in the third quarter, as we reported, our gross general merchandise comps were 3.4%. If you exclude cigarettes out of that calculation, you're roughly about 6%. That excludes accelerating over the course of this fiscal year. So the core business I think in the grocery and general merchandise continues to be very solid.

To your point, Irene, one of the things that's helping drive that recently is the other tobacco line. And so specifically, that fuel product as we alluded to earlier, has been very popular. It seemed to not wane from popularity even though they came out here last quarter with some regulations on the flavor profiles, and so that does continue to be very positive for us. Did I answer all your questions there, Irene?

Irene Ora Nattel: Actual I just have a follow up there as it relates to JUUL. When you look at the profile of the JUUL buyer, it's slightly different. And do you think that you're actually just getting more sales around some products when some of those purchasers come into the store? That's how I (inaudible).

William J. Walljasper I think it's a couple of things. I think there are some incrementality regarding that particular product, but I also think there is some switching of other -- of our consumers from cigarettes over to that product. And in doing so, that's a pretty high dollar product. And so I think you are seeing that pick up in the basket ring.

Irene Ora Nattel: Understood. And then finally, just one question, if I may, on the fleet card. Is this really just a matter of once they roll out, it's kind of inevitable that the volume will come because the users of these cards are on the road and they need to fill up and now you've got their card in your hand? Is it kind of that simple?

William J. Walljasper Well, I'm not sure I would go and quite describe it as that simple because they may have other fleet cards to -- at their disposal. I think it's a continuing marketing effort on our part in conjunction with our partner to continue to provide that level of discount that entices them. Obviously, having the right locations helps them as well and then continuing just getting those cards into holders. Now as Terry mentioned, we have seen an acceleration in the fleet card program, and he touched on the universal fleet card which are other cards like Voyager, we continue to be very aggressive in communicating with them as well to consider. When you look at the third quarter and even late in the third quarter at a time period when our same-store gallons are negative, we see our universal fleet gallons up anywhere in the high single digits to double digits. And so there is some gain that we're having in the overall universal fleet card program. And so we're encouraged by that, and this fleet card that we've talked about is certainly a big part of that. It really comes down, Irene, on kind of the timing issue with this fleet card rollout. As Terry a should, we launched it in the back half of the year. Maybe that wasn't impacted by that calendar year. And so maybe it's just a timing issue of when we receive that benefit.

Operator: Our next question is from Kelly Bana from BMO Capital.

Kelly Ann Bania: Curious if you could go in a little bit more detail on the split between traffic and ticket in each of the in-store categories. And particularly, as you think about the digital transformation driving substantial improvement in comps, are you expecting improvement in take it or traffic from that initiative?

Terry W. Handley: Yes. We are anticipating a lift in the traffic side of that as we roll that out. Now specifically, to answer your question about what's happening currently, I mean, certainly, we are seeing a lift in the ticket relative to the traffic. As we mentioned, our traffic has been off slightly here in the last 3 quarters. And so what we have found as we dig into some of the detail, is we are losing some of the customers that are buying 1 item or maybe 2 items, but we are gaining on customers that are buying 3 or more items. And so that's helping lift the overall comp in addition to what I mentioned with respect to that JUUL comment on the previous question.

Kelly Ann Bania: I think that will be consistent across the category inside.

Kelly Ann Bania: Okay. And then I think you mentioned maybe a 70 to 100 basis point impact from the 24-hour and pizza delivery reductions. I'm just curious if that is -- is that complete? Or you're expecting to do any more of those?

Terry W. Handley: No. The big wave of 24-hour change is that pizza delivery changes behind us. We will always take that. We'll pull the handle off in a quarter. We'll add a handful. I don't think that you're probably hear us talk about that unless it's going to be a significant movie year, the direction, because those movements kind of tend to wash each other out.

Kelly Ann Bania: Okay. And then a couple more questions. On the value creation plan, you sort of talked about maybe shifting less at least on the prepared food comp outlook a little bit more towards just the gross profit outlook. And so if we think about the plans that you laid out last year for the 4, 6 and 10 comps, is the gross profit higher or lower as a result of kind of this new kind of way you're looking at just gross profit instead of just the top line?

William J. Walljasper Well, I mean, the shift -- and again, we are still working on our fiscal '20 plan and the subsequent guidance that we gave to The Street, but we're trying to be as transparent as we can to make sure that our message is being heard. So to answer your question, you think a detailed answer with respect to our gross profit dollar expectations next fiscal year relative to the expectation when you put that out a year ago. Obviously, consumer behavior changes and it's always hard to predict years in advance. But we still think we have a tremendous opportunity to drive gross profit dollars with any changes we make, whether that's regarding same-store sales or margin improvement. So...

Kelly Ann Bania: Okay. And then in terms of your cost savings or your expense savings plans, I think that was around $200 million in cumulative savings. Just curious where you are so far tracking against that and if there's anything that's changed against that goal.

William J. Walljasper Yes. There's nothing that's changed against that goal. We'll roll that one up and report on that in the next earnings call. We've obviously made, as you know, some very strong strides here this fiscal year in a number of areas, and we think there's opportunities to continue to be very mindful of operating expenses. And at the end of the day, for us, we're trying to balance our operating expenses in relationship to the growth of the Company. And so when we have situations or time periods with the Company with our same-store sales maybe slower than we expected, we want to make sure that we match that with operating expense. So I would say, if our same-store sales start to accelerate, you'll probably see operating expenses accelerate. No different. As you might recall, Kelly, back in 2016, we increased about top line significantly. Operating expenses were also coming up with that to drive overall gross profit. So just trying to find that right balance to be very mindful in conjunction with one another.

Operator: Our next question is from Anthony Lebiedzinski from Sidoti & Company.

Anthony Chester Lebiedzinski: So Bill, you mentioned that there's been no degradation as far as your inside same-store sales, even with negative fuel comps. Now that being said, if you look at fiscal '20, I know you're not giving guidance just yet, but I mean, do you think you'll need to have positive gallon comps in order to sustain positive momentum in your stores inside?

William J. Walljasper Well, that's a tough question there to think about going forward here. But I would probably characterize it this way. So the way I think about it, Anthony, we think there's a whole price optimization is a very fluid process. We're rolling out that PriceAdvantage tool here, and we'll get better and better market by market as we move forward into fiscal '20. And so whether we're going to be a negative gallon movement or not, we haven't quite pulled everything together. However, to answer to your question, I think we can be in that area and drive gross profit dollars and still have a positive movement inside the stores. Keep in mind, Anthony, one of the things that we'll have at our disposal next fiscal year is more data around our customer as we roll out the loyalty program. And we'll utilize that data to market towards customers specific to their individual preferences. And so I think we have an opportunity to drive comps across the board in that regard, so especially to get more of that data point.

Anthony Chester Lebiedzinski: Got it. Okay. That makes sense. So you've done a very good job with your operating expenses. You called out store labor being down. Are there any other opportunities you think? Or is this kind of as good as it gets as far as the store labor management?

William J. Walljasper Well, I wouldn't say it's good as it gets. I mean we're always striving to uncover rock here and there to see what we can do with operating expense. One of the things I think as we move forward a couple of things to think about, one of the reasons that you saw a deceleration on our operating expenses in Q3 is because we are taking a hard look at our store labor hour process and doing a much better job is to match the labor hours in relationship to the customer demand. And so you're seeing that reflection in Q3, and so far in Q4, as I alluded to earlier in the call, that continues. Now as we move into fiscal '20, that's when we start looking at a more detailed time and motion study and coming up with increased opportunities there.

Anthony Chester Lebiedzinski: Got it. Okay. And also, longer term, what are your thoughts as far as your distribution network? I think you've talked about previously looking at a third distribution center. I mean, do you have any updated thoughts on that subject?

William J. Walljasper Yes. We continue to move forward to finding a location for that third distribution center. As you know, as we mentioned in the last call, we did a very deep dive on third-party distribution before it went down this path, and feel like this is the appropriate path to maintain the optimal efficiency for us moving forward. And so we are hopeful at the next earnings call, we'll announce where that location will be and give you kind of time table, at least preliminary time table, what you would expect when that particular project.

Anthony Chester Lebiedzinski: Got it. Okay. And lastly, Terry, you mentioned that during the opening remarks that you've signed up 5,700 new cards for the fleet card program. Do you guys have any sense as to how many incremental new customers to Casey's you may have gained from that?

Terry W. Handley: Well, Anthony, I can't say here and tell you exactly how much incremental new customers, but we certainly feel very confident of the fact that this is a very positive approach and response. We're excited about the number of new customers that are new accounts. We actually have just short of 1,000 accounts on file to date, as we mentioned in the narrative. So as we work with the fleet core team, we certainly believe with the density of our stores across 16 states, we have great opportunities to continue to take on new customer accounts, and it'll take a coordinated team effort between our retail fuels team and the fleet core team to continue to grow that opportunity.

Operator: (Operator Instructions)

And our next question is from Damian Witkowski from GE Research.

Damian Andrew Witkowski: A couple. Did these (inaudible) help at all? I think accelerated into January. Do you see an increase there?

William J. Walljasper Yes. I don't have any specific data on the food stamp utilization, but I'm not aware that was a material impact in the third quarter.

Damian Andrew Witkowski: (inaudible) pretty big part of your business

William J. Walljasper I wouldn't say it's a huge part. It's about $30 million -- about $30 million, $35 million over the course of the year on the base. So it's not a huge part. But certainly, it's a service and sometime soon to make sure that we continue to be mindful of.

Damian Andrew Witkowski: And then miles-driven and, I mean what is -- (inaudible) in time and (inaudible) I mean if you just -- people simply driving these for economic reasons? I mean, is that a driving to (inaudible). Just trying to figure it out.

William J. Walljasper Well, it's not the latter. There are not a lot of electric vehicles in the Midwest yet, like you might see on the coast, but I don't know -- I'm not sure we have an answer as to why the vehicles mile traveled in Midwest are down differently than it would be necessarily in the coast. But the data certainly supports that at least -- as I mentioned in the month of November, it was down significantly in the state of Iowa, Illinois and Missouri to the tune of 1% to 2% depending on the state.

Damian Andrew Witkowski: And Bill, just lastly, just the price optimization fuel side, how many stores that you've been not all of them?

William J. Walljasper No. We had a 100 store pilot that we concluded we're not currently working 1,000 of our stores. We think we can roll the vast majority of our stores somewhere made by the end of the fourth quarter and into the first quarter and have it up and operational.

Operator: Our next question is from Karen Short from Barclays.

Karen Fiona Short: So just a housekeeping. You just give us credit card fees in the quarter? can I just have one other question.

Terry W. Handley: Yes, $36.1 million in the quarter.

Karen Fiona Short: Okay. And in terms of your field procurement, I'm curious, will Santa Fe actually will it be bannered with Philips or not? I wasn't sure. I guess, within a field procurement, is there maybe some contemplation that you might move to some more banner gas?

Terry W. Handley: Yes, Karen. This is Terry. With regard to the fantasy acquisition, no, there is no Phillips 66 banner. This will strictly be Casey's. This is purely a procurement agreement with Phillips 66. And certainly, that will be our preference on a go forward, is only contractual procurement agreements as opposed to looking to try somebody else a banner. We believe that key piece banner -- it takes primacy in this market, and we don't see any reason or any benefit to fly a fuel banner as well.

Operator: At this time, I'm showing no further questions. I would like to turn the call back over to Terry Handley, President and CEO, for closing remarks.

Terry W. Handley: Thank you, and I would like to thank everyone for joining us this morning, and I would like to close the call by reiterating our key initiatives, our design to position Casey's for accelerated revenue growth and improved profitability through our long-term value creation plan, this will be done through a disciplined capital allocation strategy that focuses on prioritizing high-return growth and profitable initiatives. We strongly believe the combination of these actions will drive -- and continue to drive our long-term track record of driving shareholder value. Thanks, everyone.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may now disconnect.